Brookfield Asset Management
NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS
Notice is Hereby Given That the Annual and Special Meeting of Shareholders of Brookfield Asset Management Inc. (the “Corporation”) will be held in the Design Exchange, 234 Bay Street, Toronto, Canada on Friday, April 28, 2006 at 10:30 a.m., Toronto time, for the following purposes:
1)	to receive the annual report to shareholders, including the consolidated financial statements of the Corporation for the fiscal year ended December 31, 2005, together with the auditors’ report thereon;

2)	to consider and, if thought advisable, pass a special resolution (the “Special Resolution”) authorizing an amendment to the articles of the Corporation to increase the number of directors from 14 to 16;

3)	to elect directors for the ensuing year;

4)	to appoint auditors for the ensuing year and authorize the directors to fix the remuneration to be paid to the auditors; and

5)	to transact such other business as may properly come before the meeting or any adjournment thereof.
The Management Information Circular accompanying this Notice provides additional information relating to the matters to be dealt with at the meeting and is incorporated into and forms part of this Notice.
If you are not able to attend the meeting in person or if you wish to vote in advance of the meeting, you are invited to vote by signing the enclosed form of proxy and depositing it with the Secretary of the Corporation c/o CIBC Mellon Trust not later than the close of business on Wednesday, April 26, 2006 or, if the meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any adjournment of the meeting. You can deposit your proxy in one of the following ways:
1)	By Mail: Execute the enclosed proxy form and deposit it with CIBC Mellon Trust Company by mail using the return envelope provided addressed to CIBC Mellon Trust Company, Attention: Proxy Department, Unit 6, 200 Queens Quay East, Toronto, Ontario, M5A 4K9.

2)	By Fax: Execute the enclosed proxy form and deposit it with CIBC Mellon Trust Company by facsimile at 416-368-2502.

3)	By the Internet: Access web site www.eproxyvoting.com/brookfield and follow the instructions for electronic voting on the web site. You will need to refer to the enclosed proxy form and enter your control number printed below your pre-printed name and address.
By Order of the Board of Directors
[Signed]
ALAN V. DEAN

Toronto, Canada	Senior Vice-President
March 17, 2006	and Secretary
Note: If you are a new shareholder or a non-registered shareholder who did not elect to receive our 2005 Annual Report, you can view this report on our web site at www.brookfield.com. If you wish a hard copy of this report, please contact us at enquiries@brookfield.com.

Brookfield Asset Management
MANAGEMENT INFORMATION CIRCULAR
TABLE OF CONTENTS

PART ONE – Voting Information	1

PART TWO – Business of the Meeting
1. Annual Report and Financial Statements	3
2. Increase in Number of Directors	3
3. Election of Directors	4
4. Appointment of Auditors	10

PART THREE – Executive Compensation	11

PART FOUR – Statement of Corporate Governance Practices	18

PART FIVE – Other Information	23

SCHEDULE A – Special Resolution Relating to an Increase in the Number of Directors	25

SCHEDULE B – Charter of the Board of Directors	25

Brookfield Asset Management Inc.
MANAGEMENT INFORMATION CIRCULAR
PART ONE – VOTING INFORMATION
Solicitation of Proxies
This Management Information Circular (“Circular”) is furnished in connection with the solicitation by the management of Brookfield Asset Management Inc. (“Brookfield” or the “Corporation”) of proxies to be used at the Annual and Special Meeting of Shareholders of the Corporation (the “meeting”) referred to in the accompanying Notice of Meeting (the “Notice”) to be held at the time and place and for the purposes set forth in such Notice. The solicitation will be made primarily by mail, but proxies may also be solicited personally or by telephone by regular employees of the Corporation at nominal cost. The cost of solicitation will be borne by the Corporation.
The information contained in this Circular is given as at March 1, 2006, unless otherwise indicated. The Corporation operates in U.S. dollars and reports financial results in U.S. dollars, and accordingly, all financial information in this Circular is in U.S. dollars. For comparability, all Canadian dollar amounts in this Circular have been converted to U.S. dollars at the average exchange rate for 2005 of US$1.00 to C$1.21, unless otherwise indicated.
Appointment of Proxies
The persons named in the enclosed form of proxy are management representatives and are directors and/or officers of the Corporation. Each shareholder has the right to appoint a person other than the persons named in the enclosed form of proxy, who need not be a shareholder of the Corporation, to represent such shareholder at the meeting or any adjournment thereof. Such right may be exercised by inserting such person’s name in the blank space provided in the form of proxy. The completed form of proxy must be deposited with the Secretary of the Corporation c/o CIBC Mellon Trust Company, not later than the close of business on Wednesday, April 26, 2006 or, if the meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any adjournment of the meeting, in one of the following ways: by mail, Attention: Proxy Department, Unit 6, 200 Queens Quay East, Toronto, Ontario, M5A 4K9; by facsimile at 416-368-2502; or by the Internet as described in the Notice.
Non-Registered Holders
Only registered holders of Class A Limited Voting Shares and Class B Limited Voting Shares of the Corporation, or the persons they appoint as their proxies, are permitted to attend and vote at the meeting. However, in many cases, Class A Limited Voting Shares of the Corporation beneficially owned by a holder (a “Non-Registered Holder”) are registered either:
a)	in the name of an intermediary (an “Intermediary”) that the Non-Registered Holder deals with in respect of the shares, such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans; or

b)	in the name of a depository (such as The Canadian Depository for Securities Limited) of which the Intermediary is a participant.
In accordance with the requirements of National Instrument 54-101, the Corporation has distributed copies of the accompanying Notice, this Circular, the enclosed form of proxy and the Corporation’s 2005 Annual Report (which includes management’s discussion and analysis and consolidated financial statements for the fiscal year ended December 31, 2005) (collectively, the “meeting materials”) to the depository and Intermediaries for onward distribution to Non-Registered Holders.
Non-Registered Holders who have not waived the right to receive meeting materials will receive either a voting instruction form or, less frequently, a form of proxy. The purpose of these forms is to permit Non-Registered Holders to direct the voting of the shares they beneficially own. Non-Registered Holders should follow the procedures set out below, depending on which type of form they receive.
a)	Voting Instruction Form. In most cases, a Non-Registered Holder will receive, as part of the meeting materials, a voting instruction form. If the Non-Registered Holder does not wish to attend and vote at the meeting in person (or have another person attend and vote on his or her behalf), the voting instruction form must be completed, signed and returned in accordance with the directions on the form. Voting instruction forms in some cases permit the completion of the voting instruction form by telephone or through the Internet. If a Non-Registered Holder wishes to attend and vote at the meeting in person (or have another person attend and vote on his or her behalf), the Non-Registered Holder must complete, sign and return the voting instruction form in accordance with the directions provided and a form of proxy giving the right to attend and vote will be forwarded to the Non-Registered Holder.

b)	Form of Proxy. Less frequently, a Non-Registered Holder will receive, as part of the meeting materials, a form of proxy that has already been signed by the Intermediary (typically by a facsimile, stamped signature) which is restricted as to the number of shares beneficially owned by the Non-Registered Holder but which is otherwise incomplete. If the Non-Registered Holder does not wish to attend and vote at the meeting in person (or have another person attend and vote on his or her behalf), the Non-Registered Holder must complete the form of proxy and deposit it with the Secretary of the Corporation c/o CIBC Mellon Trust Company by mail, Attention: Proxy Department, Unit 6, 200 Queens Quay East, Toronto, Ontario M5A 4K9; by facsimile at 416-368-2502; or by the Internet as described in the Notice. If a Non-Registered Holder wishes to attend and vote at the meeting in person (or have another person attend and vote on his or her behalf), the Non-Registered Holder must strike out the names of the persons named in the proxy and insert the Non-Registered Holder’s (or such other person’s) name in the blank space provided.
Non-Registered Holders should follow the instructions on the forms they receive and contact their Intermediaries promptly if they need assistance.
Revocation
A shareholder who has submitted a proxy has the power to revoke it as to any matter on which a vote shall not already have been cast pursuant to the authority conferred by such proxy and may do so: (1) by delivering another properly executed form of proxy bearing a later date and depositing it as aforesaid; (2) by depositing an instrument in writing revoking the proxy executed by the shareholder or by the shareholder’s attorney authorized in writing (i) at the registered office of the Corporation at any time up to and including the last business day preceding the day of the meeting, or any adjournment thereof, at which the proxy is to be used, or (ii) with the Chairman of the meeting, prior to its commencement, on the day of the meeting or any adjournment thereof; or (3) in any other manner permitted by law.
A Non-Registered Holder may revoke a voting instruction form or a waiver of the right to receive meeting materials and to vote given to an Intermediary at any time by written notice to the Intermediary, except that an Intermediary is not required to act on a revocation of a voting instruction form or of a waiver of the right to receive materials and to vote that is not received by the Intermediary at least seven days prior to the meeting.
Voting of Shares Represented by Management Proxies
The management representatives designated in the enclosed form of proxy will vote or withhold from voting the shares in respect of which they are appointed proxy on any ballot that may be called for in accordance with the instructions of the shareholder as indicated on the proxy and, if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly. In the absence of such direction, such shares will be voted by the management representatives in favour of the Special Resolution to increase the number of directors, for the election of directors and for the appointment of auditors, as indicated under those headings in this Circular.
The enclosed form of proxy confers discretionary authority upon the management representatives designated therein with respect to amendments to or variations of matters identified in the Notice and with respect to other matters which may properly come before the meeting. At the date of this Circular, the management of the Corporation knows of no such amendments, variations or other matters to come before the meeting.
Voting Shares
As at February 28, 2006, the Corporation had outstanding 257,557,531 Class A Limited Voting Shares and 85,120 Class B Limited Voting Shares. Each registered holder of Class A and Class B Limited Voting Shares of record at the close of business on Friday, March 17, 2006, the record date (the “Record Date”) established for the purposes of determining shareholders entitled to receive notice of and to vote at the meeting, will, except as provided below, be entitled to one vote for each Class A or Class B Limited Voting Share held on all matters to come before the meeting or any adjournment thereof either in person, or by proxy.
In the event that a holder of Class A or Class B Limited Voting Shares has transferred any such shares after the Record Date and the transferee of such shares establishes proper ownership thereof and makes a written demand, not later than 10 days before the meeting, to be included in the list of shareholders entitled to vote at the meeting, the transferee will be entitled to vote such shares at the meeting. For a description of the procedures to be followed by Non-Registered Holders to direct the voting of shares beneficially owned, see “Non-Registered Holders” above.
As set out below under “Election of Directors,” holders of Class A Limited Voting Shares will be entitled, as a class, to elect one-half of the board of directors of the Corporation, and holders of Class B Limited Voting Shares will be entitled, as a class, to elect the other one-half of the board of directors. As set out below under “Appointment of Auditors,” the appointment of auditors must be approved by a majority of the votes cast by holders of Class A Limited Voting Shares and by a majority of the votes cast by holders of Class B Limited Voting Shares who vote in respect of the resolution.

Principal Holders of Voting Shares
To the knowledge of the directors and officers of the Corporation, the only person or corporation that beneficially owns, directly or indirectly, or exercises control or direction over, voting securities of the Corporation carrying more than 10% of the votes attached to any class of outstanding voting securities of the Corporation is Partners Limited (“Partners”) and its shareholders, who collectively own, directly or indirectly, exercise control or direction over, or have options and warrants to acquire, approximately 45 million Class A Limited Voting Shares, representing approximately 17% of the outstanding Class A Limited Voting Shares of the Corporation on a fully diluted basis, and 85,120 Class B Limited Voting Shares, representing 100% of the Class B Limited Voting Shares of the Corporation.
The business purpose of Partners is to hold shares of the Corporation for the long term. Its operations are governed by a shareholders’ agreement to which each shareholder is a party. Shareholders of Partners have input on major decisions and an equal vote, irrespective of their shareholdings, in the appointment of the officers of Partners. In addition, shareholders holding two-thirds of the shares of Partners can at any time require a shareholder of Partners to sell his or her shares based on the stock market price of the Corporation’s Class A Limited Voting Shares at the time. The shareholders’ agreement also provides that: (i) unless otherwise approved by holders of at least two-thirds of the common shares, any sale of an interest in Partners will only be made to other shareholders; (ii) any changes to the company’s by-laws, dividend policy, principal investments, the issue or redemption of shares or admission of other individuals as shareholders require the approval of shareholders holding at least two-thirds of Partners’ common shares; and (iii) Partners will offer to purchase 10% of Partners’ outstanding shares annually based on the stock market price of the Corporation’s Class A Limited Voting Shares, subject to its financial capability at the time.
Partners is a party to a Trust Agreement with Montreal Trust Company of Canada (as trustee for the holders of Brookfield’s Class A Limited Voting Shares) dated August 1, 1997. The Trust Agreement provides, among other things, that Partners has agreed not to sell any Class B Limited Voting Shares, directly or indirectly, pursuant to a takeover bid, unless a concurrent bid is made to all holders of Class A Limited Voting Shares. The concurrent offer must be: (i) for the same percentage of Class A Limited Voting Shares as the percentage of Class B Limited Voting Shares offered to be purchased from Partners; and (ii) the same in all material respects as the offer for the Class B Limited Voting Shares. Among other things, the Trust Agreement permits: (i) a sale by Partners of Class B Limited Voting Shares at a price per share less than 115% of the market price of Class A Limited Voting Shares and as part of a transaction involving the sale of shares by not more than five persons in the aggregate; and (ii) a direct or indirect sale of shares of Partners to a purchaser who is or will become a shareholder of Partners and will not hold more than 20% of Partners’ outstanding shares as a result of the transaction.
As at March 1, 2006, there were 45 shareholders of Partners, none of whom hold more than a 15% effective equity interest in Partners. The following shareholders of Partners are also directors or Named Executive Officers of the Corporation: Jeffrey M. Blidner, Jack L. Cockwell, J. Bruce Flatt, Robert J. Harding, David W. Kerr, Brian D. Lawson, George E. Myhal and Samuel J.B. Pollock.
PART TWO – BUSINESS OF THE MEETING
1. Annual Report and Financial Statements
The Annual Financial Statements of the Corporation for the fiscal year ended December 31, 2005 are included in the Corporation’s 2005 Annual Report, which is being mailed with this Circular to the Corporation’s registered shareholders and to those non-registered shareholders who have so requested. The Annual Report will be placed before the shareholders at the meeting.
2. Increase in Number of Directors
The board of directors is currently comprised of 14 directors. At the meeting, shareholders will be asked to consider and, if thought advisable, to pass the Special Resolution, the form of which is attached as Schedule A to this Circular on page 25, authorizing an amendment to the articles of the Corporation to increase the number of directors from 14 to 16, thereby increasing the number of directors elected by the holders of the Class A and Class B Limited Voting Shares in each case from seven to eight. In order to become effective, the Special Resolution must be approved by two-thirds of the votes cast by the holders of Class A Limited Voting Shares who vote in respect of the resolution and by two-thirds of the votes cast by the holders of Class B Limited Voting Shares who vote in respect of the resolution, in each case present or represented at the meeting by proxy, in accordance with the provisions of the Business Corporations Act (Ontario).
On any ballot that may be called for on the Special Resolution, the management representatives named in the enclosed form of proxy intend to cast the votes to which the shares represented by such proxy are entitled in favour of the Special Resolution, unless the shareholder who has given such proxy has directed that the shares be voted against the Special Resolution.

3. Election of Directors
If the Special Resolution to increase the number of directors is approved by shareholders at the meeting, the board of directors of the Corporation will consist of 16 members, all of whom are to be elected at this meeting. The articles of the Corporation provide that holders of Class A Limited Voting Shares are entitled, as a class, to elect one-half of the board of directors of the Corporation, and that holders of Class B Limited Voting Shares are entitled, as a class, to elect the other one-half of the board of directors.
Cumulative Voting for Directors
The articles of the Corporation also provide for cumulative voting in the election of directors. Each shareholder of a class or series of shares of the Corporation entitled to vote in the election of directors has the right to cast a number of votes equal to the number of votes attached to the shares held by the holder multiplied by the number of directors to be elected by the shareholder and the holders of shares of the classes or series of shares entitled to vote with the shareholder in the election of directors. The shareholder may cast all such votes in favour of one candidate or distribute such votes among the candidates in any manner the shareholder sees fit. Where the shareholder has voted for more than one candidate without specifying the distribution of the shareholder’s votes among such candidates, the shareholder will be deemed to have distributed the shareholder’s votes equally among the candidates for whom the shareholder voted. If a shareholder wishes to distribute the shareholder’s votes other than equally among the nominees for whom the shareholder has directed the management representatives designated in the enclosed form of proxy to vote, then the shareholder must do so personally at the meeting or by another proper form of proxy.
Majority Voting for Directors
The board has adopted a policy stipulating that if the total number of shares voted in favour of the election of a director nominee at a shareholders’ meeting represents less than a majority of the total shares voted and withheld for that director (in each case, on a non-cumulative basis), the nominee will submit his or her resignation promptly after the meeting for the Governance and Nominating Committee’s consideration. The Committee will make a recommendation to the board after reviewing the matter, and the board’s decision to accept or reject the resignation offer will be disclosed to the public. The policy does not apply in circumstances involving contested director elections.
Voting by Proxy
On any ballot that may be called for in the election of directors, the management representatives designated in the enclosed form of proxy to be completed by holders of Class A Limited Voting Shares intend to cast the votes to which the Class A Limited Voting Shares represented by such proxy are entitled equally among the proposed nominees for election by the holders of Class A Limited Voting Shares as set forth below, unless the shareholder who has given such proxy has directed that such shares be otherwise voted or withheld from voting in the election of directors.
In addition, on any ballot that may be called for in the election of directors, the management representatives designated in the form of proxy to be completed by the holders of Class B Limited Voting Shares intend to cast the votes to which the Class B Limited Voting Shares represented by such proxy are entitled equally among the proposed nominees for election by the holders of Class B Limited Voting Shares as set forth below, unless the shareholder who has given such proxy has directed that such shares be otherwise voted or withheld from voting in the election of directors.
Nominees for Directors
The following pages set out the names of the 16 persons proposed to be nominated for election as directors, eight of whom are to be elected by the holders of Class A Limited Voting Shares and the other eight by the holders of Class B Limited Voting Shares, each to hold office until the next annual meeting or until a successor is elected or appointed, along with all major positions and offices currently held in the Corporation or any of its significant associated companies held by each person, the principal occupation or employment of each person, the year in which each person was first elected a director of the Corporation or a predecessor company, and the approximate number of each class of securities of the Corporation that each person has advised the Corporation are beneficially owned, directly or indirectly, or subject to control or direction by that person as at March 1, 2006.
Management has received consents from the proposed nominees to serve as directors, but if, for any reason, prior to the meeting any of the proposed nominees is unable to serve as a director, the management representatives designated in the enclosed form of proxy, unless directed to withhold from voting in the election of directors, reserve the right to vote for other nominees at their discretion.
All of the persons elected as members of the board of directors at the last annual meeting of shareholders held on April 29, 2005 are standing for re-election. Two new directors are proposed for election to the board. Mr. Marcel R. Coutu, a resident of Calgary, Alberta, is President and Chief Executive Officer of Canadian Oil Sands Limited, the manager of Canadian Oil Sands Trust which owns a 35% interest in Syncrude. Mr. James A. Pattison, a resident of Vancouver, British Columbia, is the Chief Executive Officer and founder of The Jim Pattison Group, a diversified consumer oriented company.

The following sets out information on each of the eight directors proposed to be nominated for election as directors by the holders of the Corporation’s Class A Limited Voting Shares.

Marcel R. Coutu (Director-elect)

Marcel Coutu is nominated for election as a director of Brookfield at the shareholders’ meeting on April 28, 2006. A resident of Calgary, Alberta, Canada, Mr. Coutu is President and Chief Executive Officer of Canadian Oil Sands Limited, which manages Canadian Oil Sands Trust. He is a director of the United Way of Calgary and the Calgary Exhibition Stampede Board.	Independent Director

William A. Dimma, C.M., O.Ont

William Dimma has served as a director of Brookfield since April 2005. A resident of Toronto, Ontario, Canada, Mr. Dimma is Chairman and director of Home Capital Group Inc., a financial services firm. Mr. Dimma is also a director of Decision Dynamics Technology Inc., Home Trust Company and Magellan Aerospace Corporation. He also serves on advisory boards of several other non-profit organizations.	Independent Director

      16,071   Class A Limited Voting Shares
          563    Deferred Share Units
       4,465   Class A Preference, Series II
(Meets share ownership guidelines)

Member of the Audit Committee

Member of the Governance and Nominating
Committee

Lance M. Liebman

Lance Liebman has served as a director of Brookfield since April 2005. A resident of New York, New York, U.S.A., Mr. Liebman is the Director of the American Law Institute and the William S. Beinecke Professor of Law at the Columbia Law School in New York, where he formerly served as Dean. Mr. Liebman is also a director of Tarragon Corp. and Greater New York Insurance Companies.	Independent Director 563 Deferred Share Units Member of the Governance and Nominating Committee Member of the Management Resources and Compensation Committee

The Honourable Roy MacLaren, P.C.

Roy MacLaren has served as a director of Brookfield since April 2001. A resident of Toronto, Ontario, Canada, Mr. MacLaren is also a director of Algoma Central Corporation and the Canadian Opera Company, and Chairman, Canadian Institute for International Affairs. He is a former Minister of State (Finance) and Minister of International Trade for Canada, and a former High Commissioner to the United Kingdom.	Independent Director 8,674 Deferred Share Units 7,500 Options (Meets share ownership guidelines) Lead Director Chairman of the Governance and Nominating Committee

G. Wallace F. McCain, O.C., O.N.B.

Wallace McCain has served as a director of Brookfield since April 2003. A resident of Toronto, Ontario, Canada, Mr. McCain is Chairman and director of Maple Leaf Foods Inc., a food products company, Vice-Chairman and Director of McCain Foods Limited, and a director of Canada Bread Company. He is also a board member of St. Michael’s Hospital.	Independent Director 195,000 Class A Limited Voting Shares 4,830 Deferred Share Units (Meets share ownership guidelines) Member of the Management Resources and Compensation Committee

Dr. Jack M. Mintz

Jack Mintz has served as a director of Brookfield since April 2002. Dr. Mintz, a resident of Toronto, Ontario, Canada, is President and CEO of the C.D. Howe Institute, a public policy institute, and Professor, Joseph L. Rotman School of Management at the University of Toronto. He is also a director and Audit Committee Chairman of CHC Helicopter Corporation, and a director of Imperial Oil, the Royal Ontario Museum Foundation, the Ontario Financing Authority and the International Institute of Public Finance.	Independent Director 500 Class A Limited Voting Shares 4,471 Deferred Share Units 7,500 Options Chairman of the Audit Committee

James A. Pattison, O.C., O.B.C. (Director-elect)

James Pattison is nominated for election as a director of Brookfield at the shareholders’ meeting on April 28, 2006. A resident of Vancouver, British Columbia, Canada, Mr. Pattison is Chief Executive Officer and Managing Director of The Jim Pattison Group, a diversified consumer oriented company. He is a director of Bell Canada, BCE Inc., Canaccord Capital Inc., Canfor Corporation and Telesat Canada. He is also a director of the Ronald Reagan Presidential Foundation.	Independent Director 100,000 Class A Limited Voting Shares (Meets share ownership guidelines)

George S. Taylor

George Taylor has served as a director of Brookfield since May 1994. A resident of St. Marys, Ontario, Canada, Mr. Taylor is a trustee of Spinrite Income Fund and a director and Audit Committee Chairman of Teknion Corporation, the London Health Sciences Centre and the Ontario Arts Council. He is also past Chairman of the John P. Robarts Research Institute.	Independent Director

          81,840 Class A Limited Voting Shares
            9,077 Deferred Share Units
          18,750 Options
(Meets share ownership guidelines)

Member and Designated Financial Expert of the Audit Committee.

Member of the Management Resources and Compensation Committee

The following sets out information on each of the eight directors proposed to be nominated for election as directors by the holders of the Corporation’s Class B Limited Voting Shares.

The Honourable James J. Blanchard

James Blanchard has served as a director of Brookfield since May 1996. A resident of Beverly Hills (Michigan), U.S.A., Mr. Blanchard is a partner in the law firm of Piper Rudnick Gray Cary US LLP and a director of Bennet Environmental Inc. and Enbridge Inc. He is a former Governor of the State of Michigan and a former Ambassador of the U.S.A. to Canada.	Independent Director 3,000 Class A Limited Voting Shares 6,140 Deferred Share Units 18,750 Options (Meets share ownership guidelines)

James K. Gray, O.C.

James Gray has served as a director of Brookfield since April 1997. A resident of Calgary, Alberta, Canada, Mr. Gray is a director of Canadian National Railway and Phoenix Technology Income Fund, and Chairman of the Canada West Foundation. He is also a founder and former Chairman of Canadian Hunter Exploration Ltd.	Independent Director 20,250 Class A Limited Voting Shares 5,160 Deferred Share Units 18,750 Options (Meets share ownership guidelines) Member of the Audit Committee

Philip B. Lind, C.M.

Philip Lind has served as a director of Brookfield since May 1994. A resident of Toronto, Ontario, Canada, Mr. Lind is one of the founders and currently Vice-Chairman and director of Rogers Communications Inc., a diversified communications company. Mr. Lind is also a director of Canadian General Tower Limited, CPAC Network and Outdoor Life Network. He is also a board member of the Council for Business and the Arts, The Power Plant, the Art Gallery of Ontario and the Atlantic Salmon Federation.	Independent Director

            1,500 Class A Limited Voting Shares
          10,465 Deferred Share Units
          18,750 Options
(Meets share ownership guidelines)

Chairman of the Management Resources and Compensation Committee

Member of the Governance and Nominating Committee

Jack L. Cockwell

Jack Cockwell has served as a director of Brookfield since September 1979. A resident of Toronto, Ontario, Canada, Mr. Cockwell is Group Chairman of the Corporation and represents the Corporation as a director of the following affiliates: Brookfield Properties Corporation, Fraser Papers Inc. and Norbord Inc. He is also a director of Astral Media Inc., Chairman of the Board of Trustees of the Royal Ontario Museum and a director of the C.D. Howe Institute.	Related Director 6,428,552 Class A Limited Voting Shares (a) 110,741 Deferred Share Units 1,226,945 Options and Warrants 315,316 Restricted Share Units (Meets share ownership guidelines)
Note:

(a)	Includes Class A Limited Voting Shares beneficially held by the director directly and indirectly by Partners Limited. (See “Principal Holders of Voting Shares” on page 3 of this Circular.)

The Honourable J. Trevor Eyton, O.C.

Trevor Eyton has served as a director of Brookfield since September 1979. A resident of Toronto, Ontario, Canada. Mr. Eyton is a Member of the Senate of Canada, Chairman and a director of Ivernia Inc. and a director of Coca-Cola Enterprises Inc. He is also Chairman of Canada’s Sports Hall of Fame and a Governor of the Canadian Olympic Foundation and Junior Achievement of Canada.	Related Director 15,000 Class A Limited Voting Shares (Meets share ownership guidelines)

J. Bruce Flatt

Bruce Flatt has served as a director of Brookfield since April 2001. A resident of Toronto, Ontario, Canada, Mr. Flatt is Managing Partner and Chief Executive Officer of the Corporation and represents the Corporation as director of the following affiliates: Brookfield Homes Corporation and Brookfield Properties Corporation. Mr. Flatt does not sit on any external boards.	Related Director 4,775,428 Class A Limited Voting Shares (a) 68,468 Deferred Share Units 1,392,995 Options and Warrants 496,053 Restricted Share Units (Meets share ownership guidelines)

Robert J. Harding, F.C.A.

Robert Harding has served as a director of Brookfield since May 1992. A resident of Toronto, Ontario, Canada, Mr. Harding is Chairman of the Corporation and represents the Corporation as director and Chairman of the following affiliates: BPO Properties Ltd., Fraser Papers Inc. and Norbord Inc. He is also a director of Atomic Energy of Canada Limited and a director and Audit Committee Chairman of Burlington Resources Inc. Mr. Harding is the incoming chair of the Board of Governors of the University of Waterloo, a Trustee of the United Way of Greater Toronto and a Trustee of the Hospital for Sick Children.	Related Director 653,729 Class A Limited Voting Shares (a) 135,552 Deferred Share Units 722,063 Options and Warrants 58,252 Restricted Share Units (Meets share ownership guidelines)

David W. Kerr

David Kerr has served as a director of Brookfield since May 1987. A resident of Toronto, Ontario, Canada, Mr. Kerr is Chairman of Falconbridge Limited and a director of Shell Canada Ltd., Sun Life Financial Inc. and Sustainable Development Technology Canada. He is also Chairman of the Toronto Rehabilitation Hospital Foundation, a director of the Canadian Special Olympics Foundation, a member of the National Roundtable on the Environment and the Economy, and an Advisory Board member of York University’s Schulich School of Business.	Related Director 2,858,301 Class A Limited Voting Shares (a) (Meets share ownership guidelines)
Note:

(a)	Includes Class A Limited Voting Shares beneficially held by the director directly and indirectly by Partners Limited. (See “Principal Holders of Voting Shares” on page 3 of this Circular.)

Director Attendance Report for Meetings Held in 2005
During 2005, the board of directors and its committees held 21 meetings. These included five regularly scheduled meetings of the board, including one meeting to review the Corporation’s long-term strategic plan; seven special meetings of the board, which were called on relatively short notice to deal with specific items of business; four meetings of the Audit Committee; two meetings of the Governance and Nominating Committee; and three meetings of the Management Resources and Compensation Committee. The following table summarizes directors’ attendance at these meetings.

Management
				Governance &	Resources &
	Regular	Special	Audit	Nominating	Compensation
Meetings attended in 2005	Board	Board	Committee (a)	Committee (a)	Committee (a)

James Blanchard	4 of 5	6 of 7
Jack Cockwell	5 of 5	7 of 7
William Dimma (b)	3 of 3	2 of 3	2 of 2	1 of 1
Trevor Eyton	5 of 5	7 of 7
Bruce Flatt	5 of 5	7 of 7
James Gray	5 of 5	4 of 7	3 of 4
Robert Harding	5 of 5	6 of 7
David Kerr (c)	4 of 5	3 of 4
Lance Liebman (b)	3 of 3	2 of 3		1 of 1	1 of 1
Philip Lind	5 of 5	7 of 7		2 of 2	3 of 3
Roy MacLaren	5 of 5	7 of 7		2 of 2
Wallace McCain	4 of 5	6 of 7			2 of 3
Jack Mintz	5 of 5	5 of 7	4 of 4
George Taylor	5 of 5	5 of 7	4 of 4		3 of 3

(a)	Attendance shown only for Committee members.

(b)	Messrs. Dimma and Liebman were elected to the board on April 29, 2005.

(c)	As Chairman of Falconbridge Limited (formerly Noranda Inc.), Mr. Kerr recused himself from the three special meetings called in 2005 to consider the restructuring and sale of the Corporation’s interests in this company.
Director Share Ownership Requirements and Compensation
The board of directors, through its Governance and Nominating Committee, reviews from time to time the compensation paid to the Corporation’s directors, taking into account the complexity of the Corporation’s operations, the risks and responsibilities involved in being a director of the Corporation, the requirement to participate in scheduled and special board meetings, expected participation on the board’s standing committees and the compensation paid to directors of comparable companies. The board of directors of the Corporation believes that directors can better represent the Corporation’s shareholders if they are shareholders themselves. Accordingly, directors are required to hold Class A Limited Voting Shares or Deferred Share Units equal in value to at least three times their Annual Retainer. For new directors, this minimum share ownership requirement must be achieved within five years of joining the Corporation’s board of directors. Existing directors will have until April 2008 to accumulate the minimum share ownership requirement.
Directors of the Corporation who are not officers of the Corporation or its affiliates (the “non-management directors”) are entitled to receive an Annual Directors Fee of $74,380. In addition, the Chairman of the Audit Committee and the Lead Director each receive an additional Annual Retainer of $8,264. Non-management directors are required to receive one-half of their annual fees in Deferred Share Units (see “Report on Executive Compensation – Long-Term Share Ownership Plans”) until the number of Deferred Share Units and Class A Limited Voting Shares held equals three times the Annual Director’s Fee as established by the board of directors from time to time. The Corporation considers this minimum shareholding to be consistent with best practice, since the Annual Director’s Fee includes a board retainer, on which minimum ownership guidelines are normally based, as well as compensation for committee membership and for attendance at both board and committee meetings. Non-management directors may elect to take the other one-half of their Annual Director’s Fee in the form of either Deferred Share Units or cash. After this minimum shareholding is reached, non-management directors may elect to take all of their annual fees in either Deferred Share Units or cash.
In 2005, 10 non-management directors received annual compensation having a total cash value of $630,853. This was comprised of cash compensation of $114,325 and 12,073 Deferred Share Units, which represented 18% and 82%, respectively, of total compensation paid to these directors during 2005.

The compensation received during 2005 by each non-management director is set out below:

	Total		Deferred Share	% of Total in
Directors Compensation in 2005	Compensation	Cash	Units	Deferred Share Units
	($)	($)	(#)
James Blanchard	64,738	—	1,519	100%
William Dimma(a)	49,587	24,793	560	50%
Trevor Eyton	64,738	64,738	—	—
James Gray	64,738	—	1,519	100%
Lance Liebman(a)	49,587	24,793	560	50%
Philip Lind	64,738	—	1,519	100%
Roy MacLaren(b)	71,626	—	1,679	100%
Wallace McCain	64,738	—	1,519	100%
Jack Mintz(b)	71,626	—	1,679	100%
George Taylor	64,738	—	1,519	100%

Total	630,853	114,325	12,073	82%

(a)	Messrs. Dimma and Liebman were elected to the board on April 29, 2005.

(b)	Messrs. MacLaren and Mintz received additional fees in 2005 in their capacities as Lead Director and Audit Committee Chair, respectively.
In addition, two directors who served on the board for a portion of 2005 before retiring received $30,302 in compensation in 2005.
In November 2003, the board of directors approved an amendment to its Management Share Option Plan to exclude non-management directors from participation in the Plan, except for options granted to such directors prior to this date. Accordingly, non-management directors are no longer eligible to receive further options to acquire Class A Limited Voting Shares under its Management Share Option Plan.
Directors are also reimbursed for travel and other out-of-pocket expenses incurred in attending board or committee meetings. During 2005, eight non-management directors received $30,325 of reimbursement for such expenses.
3. Appointment Of Auditors
At its meeting held on February 8, 2006, the Audit Committee of the board of directors recommended the reappointment of Deloitte & Touche LLP as external auditors of the Corporation, subject to shareholder approval. Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively “Deloitte & Touche”) are the principal external auditors of the Corporation and its reporting issuer subsidiaries. Deloitte & Touche and its predecessors have served as auditors of the Corporation since 1981, and also serve as auditors of the majority of the Corporation’s consolidated subsidiaries. The appointment of auditors must be approved by a majority of the votes cast by holders of Class A Limited Voting Shares and by a majority of the votes cast by holders of Class B Limited Voting Shares who vote in respect of the resolution.
Unless the shareholder has specified in the enclosed form of proxy that the shares represented by such proxy are to be withheld from voting in the appointment of auditors, on any ballot that may be called for in the appointment of auditors, the management representatives designated in the enclosed form of proxy intend to vote such shares in favour of reappointing Deloitte & Touche LLP, Chartered Accountants, as auditors of the Corporation to hold office until the next Annual Meeting of Shareholders, and authorizing the directors to fix the remuneration to be paid to the auditors.
Principal Accounting Firm Fees
Aggregate fees billed to the Corporation and its subsidiaries for the fiscal year ended December 31, 2005 by Deloitte & Touche amounted to approximately $8.9 million, of which $8.0 million represented audit and audit related fees. From time to time, Deloitte & Touche also provides consultative and other non-audit services to the Corporation and its subsidiaries and affiliates. In November 2002, the Audit Committee of the Corporation’s board of directors adopted a policy regarding the provision of non-audit services by the Corporation’s external auditors. This policy, which is periodically reviewed and updated, requires Audit Committee pre-approval of permitted audit, audit-related and non-audit services. It also specifies a number of services the provision of which is not permitted by the Corporation’s external auditors, including the use of its external auditors for the preparation of financial information, system design and implementation assignments.

The following table sets forth further information on the fees billed by Deloitte & Touche to the Corporation and its consolidated subsidiaries for the fiscal years ended December 31, 2005 and 2004:

	2005			2004
		Subsidiaries			Subsidiaries
$ millions	Brookfield	of Brookfield	Total	Brookfield	of Brookfield	Total

Audit	$1.3	$3.9	$5.2	$0.9	$3.0	$3.9
Audit-related	0.5	2.3	2.8	0.7	1.4	2.1
Tax	—	0.6	0.6	—	0.5	0.5
All others	0.1	0.2	0.3	0.1	0.2	0.3

Total fees	$1.9	$7.0	$8.9	$1.7	$5.1	$6.8

Note: All amounts shown are expressed in U.S. dollars. All Canadian dollar amounts have been converted to U.S. dollars at the average exchange rate during 2005 of US$1.00 = C$1.21.
Audit fees include fees for services that would normally be provided by the external auditor in connection with statutory and regulatory filings or engagements, including fees for services necessary to perform an audit or review in accordance with generally accepted auditing standards. This category also includes services that generally only the external auditor reasonably can provide, including comfort letters, statutory audits, attest services, consents and assistance with and review of certain documents filed with securities regulatory authorities.
Audit-related fees are for assurance and related services, such as due diligence services, that traditionally are performed by the external auditor. More specifically, these services include, among others: assistance in preparing for Section 404 of the Sarbanes-Oxley Act of 2002, employee benefit plan audits, due diligence related to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, attest services that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards.
Tax fees are principally for assistance in tax return preparation and tax advisory services. All other fees include fees for translation, litigation and advisory support services.
The Audit Committee of the board of directors has received representations from Deloitte & Touche regarding their independence and has considered the relations described above in arriving at its determination that Deloitte & Touche are independent of the Corporation.
PART THREE — EXECUTIVE COMPENSATION
The following information is provided pursuant to the executive compensation disclosure requirements contained in the Regulations to the Securities Act (Ontario).
Composition And Mandate Of The Compensation Committee
The following individuals were appointed as members of the Management Resources and Compensation Committee of the board of directors of the Corporation (the “Compensation Committee”) on April 29, 2005, and have served on this Committee since that date: Philip Lind, who is the Committee’s Chairman, Lance Liebman, Wallace McCain and George Taylor. None of the members of the Compensation Committee is an officer, employee or former officer of the Corporation or any of its affiliates or is eligible to participate in the Corporation’s executive compensation programs.
The Compensation Committee meets as required, and at least annually, to monitor and review management compensation policies, management succession planning and to review the overall composition and quality of the Corporation’s management resources. The Compensation Committee met three times during 2005 and has met once to date in 2006. None of the recommendations of the Compensation Committee have been rejected or modified during 2005 or 2006 to date.
The Compensation Committee has a specific written mandate to review and approve executive compensation. This includes an annual evaluation of the performance of at least the five highest paid executive officers including the Corporation’s Chief Executive Officer (the “Named Executive Officers”) and a review of a report on the performance of the other executive officers. The Compensation Committee makes recommendations to the board of directors with respect to the compensation of the executive officers, and the board gives final approval on compensation matters.

Report on Executive Compensation
Executive compensation is determined based on the relative roles and responsibilities of the executive as compared to other executives in the Corporation and in the marketplace, as well as on the performance of the executive management team collectively in meeting the Corporation’s goal of enhancing shareholder value. A specific objective of the Corporation is to attract and retain highly qualified and motivated individuals and to encourage a strong team approach. Accordingly, compensation levels are monitored to ensure they are competitive and meet the Corporation’s objectives.
The compensation arrangements of the Corporation are focussed on rewarding performance and are comprised of two key components: Base Salaries and a Variable Incentive Plan, which includes cash incentives and participation in the Corporation’s long-term share ownership plans. The Corporation emphasizes improvement in long-term shareholder value, represented by the growth in the value of the Corporation’s Class A Limited Voting Shares, as the principal measure of success of the Corporation.
Accordingly, the Corporation’s compensation policies are designed to provide an overall competitive compensation package with a high proportion weighted to long-term share ownership in order to further align the interests of the Named Executive Officers with the holders of the Corporation’s Class A Limited Voting Shares.
Base Salaries
Base salaries for the Corporation’s executives are reviewed annually to ensure that they reflect the relative contribution of each executive within the team. The Corporation believes that base salaries for the most senior executives should be set well below the median level for comparable companies, taking into consideration the opportunity for the executive to participate at a higher level in the long-term share ownership plans such as allocations under the Corporation’s Restricted Share Unit Plan and Management Share Option Plan. In order to foster a team-based approach, which the Corporation believes is fundamental to meeting its long-term objectives, the base salaries of the CEO and the other Named Executive Officers are essentially the same.
Variable Incentive Plan
The Corporation’s Variable Incentive Plan provides for variable compensation awards to executives in an aggregate amount determined primarily on an evaluation of the senior executive team’s collective performance in meeting the Corporation’s overall business plan objectives, as outlined below under the description of the Chief Executive Officer’s compensation. Similar to the Corporation’s philosophy towards Base Salaries, the differences between the Variable Incentive Plan awards for the CEO and other Named Executive Officers are relatively small. The performance of the individual executive is measured by the achievement of financial and other objectives. The performance of the individual executive is also taken into account on a subjective basis. In order to further align management objectives with those of the Corporation’s shareholders, executives may elect to receive all or a portion of their annual Variable Incentive Plan awards in share equivalents under the Corporation’s “Long-Term Share Ownership Plans,” as described below.
Long-Term Share Ownership Plans
The Corporation’s Long-Term Share Ownership Plans are intended to reward management based on increases in the value of the Corporation’s Class A Limited Voting Shares. The purpose of these arrangements is to achieve a commonality of interest between shareholders and management and to motivate executives to improve the Corporation’s long-term financial success, measured in terms of enhanced shareholder wealth over the long term.
In February 2003, the Corporation’s board of directors established a guideline for the minimum amount of Class A Limited Voting Shares of the Corporation, including Deferred Share Units, to be held by Named Executive Officers. This amount is an investment of five times base salary, based on the cost of the Class A Limited Voting Shares or Deferred Share Units acquired, to be attained over a three-year period from being designated as a Named Executive Officer. All the Corporation’s Named Executive Officers currently hold investments in the Corporation’s Class A Limited Voting Shares which exceed this amount.
The Corporation’s Long-Term Share Ownership Plans consist of the following components:
a)	A Restricted Share Unit Plan (“RSUP”) under which executives of the Corporation may at their option receive all or a portion of their Variable Incentive Plan awards in Deferred Share Units or Restricted Share Appreciation Units subject to limits approved by the board of directors. Deferred Share Units and Restricted Share Appreciation Units may vest over a period of up to five years and can only be redeemed for cash during the year following cessation of employment through retirement, resignation, termination or death.

Deferred Share Units are issued based on the closing price of the Corporation’s Class A Limited Voting Shares on the last trading day preceding the date of the award (the “Allotment Price”). Holders of Deferred Share Units will be allotted additional Deferred Share Units as dividends are paid on the Corporation’s Class A Limited Voting Shares on the same basis as if the dividends were reinvested pursuant to the Corporation’s dividend reinvestment plan. The redemption value of Deferred Share Units will be equivalent to the market value of an equivalent number of the Corporation’s Class A Limited Voting Shares.

Restricted Share Appreciation Units will not be adjusted for dividends paid on the Corporation’s Class A Limited Voting Shares. The redemption value of Restricted Share Appreciation Units will be equal to the difference between the market value of an equivalent number of the Corporation’s Class A Limited Voting Shares and the original Allotment Price for such Restricted Share Appreciation Units. In the event any Restricted Share Appreciation Units have a negative value, such amount will be deducted from the aggregate value of the Deferred Share Units or other Restricted Share Appreciation Units held by the executive.

b)	A Management Share Option Plan (“MSOP”) under which the executives of the Corporation may, subject to limits established by the board of directors, elect to receive all or a portion of their Variable Incentive Plan awards in the form of options granted to purchase Class A Limited Voting Shares at a fixed price, being the closing price of the Class A Limited Voting Shares on the Toronto Stock Exchange on the last trading day preceding the date of the grant. The options typically vest as to 20% at the end of each year on a cumulative basis and are exercisable over a ten-year period. Commencing in February 2003, in order to minimize any appearance of executives opportunistically exercising options for personal gains, the Corporation’s board of directors adopted a policy requiring the Named Executive Officers to hold, for at least one year, Class A Limited Voting Shares of the Corporation equal to the net after-tax cash realized from the exercise of option grants, starting with options granted in 2003. (See also “Security-Based Compensation Arrangements” on page 17 of this Circular.)
Chief Executive Officer Compensation
Mr. Bruce Flatt, the Chief Executive Officer of the Corporation, and his team have been charged by the board of directors with the responsibility to develop and implement a business strategy focussed on creating shareholder value by building an asset management business with a focus on property, power generation and infrastructure assets.
Mr. Flatt’s overall rewards from the Corporation are linked directly to the performance of the Corporation as reflected by the growth in the Corporation’s operating cash flows and the translation of these over time into a higher price for the Corporation’s shares as well as higher dividends paid to shareholders.
Mr. Flatt’s personal performance, as well as the performance of the Corporation’s senior executive team, is rated each year in relation to the achievement of predetermined objectives. Major achievements in 2005 included:
•	Increasing cash flow from operations to $3.28 per share compared to $2.32 per share in 2004, which represented a 41% increase and which exceeded the Corporation’s objectives.

•	Achieving cash return on equity of 21%, which was 2% higher than the 19% achieved in 2004 and which exceeded the Corporation’s objectives.

•	Expanding the Corporation’s core operating base with the addition of a New York-based asset management group and a number of selective personnel additions.

•	Increased assets under management by $20 billion.

•	Introducing new international institutional clients to the Corporation’s asset management platform as well as creating a number of externally managed publicly-traded funds.

•	Repositioning the Corporation through the completion of non-core disposition program set out four years ago, with substantial gains for the Corporation’s shareholders created in the process.
Objectives which were not fully met in 2005 were as follows:
•	Did not complete as many acquisitions as had been projected at the start of 2005, in large part due to higher values for most targeted assets.

•	Executed a risk management program to hedge the value of the Corporation’s assets against expected increases in interest rates; however, long interest rates have remained at lower levels than expected and, therefore, the program has not to date generated expected results.

•	Did not repurchase as many shares under the Corporation’s issuer bid program as in prior years.
Taking into account Mr. Flatt’s performance as described above, the Corporation’s Compensation Committee at its meeting on February 9, 2006 awarded Mr. Flatt total variable compensation for 2005, including the market value of options granted, of $1,363,637. In lieu of a cash bonus, Mr. Flatt received this compensation in the form of $309,917 of fully paid Deferred Share Units of the Corporation and 150,000 options of the Corporation which, based on a Black-Scholes valuation, were valued at $1,053,720. This variable compensation award included an annual allocation of 50,000 options on the same basis as other Named Executive Officers and a special allocation of 100,000 options to recognize Mr. Flatt’s contribution to repositioning the Corporation over the past three years. As a result of the above, none of Mr. Flatt’s variable compensation for 2005 was paid to him in cash. The Deferred Share Units participate one-for-one in the increase in value of the Corporation’s Class A Limited Voting Shares and are only redeemable by Mr. Flatt upon retirement from the Corporation.
In addition, Mr. Flatt receives standard medical and dental benefits, in line with all other employees of the Corporation, which for 2005 were valued at $9,426. Mr. Flatt does not have any entitlement to future pension benefits or other post-employment benefits from the Corporation, other than, like all other employees, a per annum contribution to a retirement savings plan based on a percent of base salary, which for 2005 was $13,016. As a result, the Corporation has no future obligation for pension or other employee benefits to Mr. Flatt, other than the share-based plans mentioned herein.
Other Information
Separate from variable incentive compensation received for 2005, Mr. Flatt owned investments at December 31, 2005 in the following share participation plans awarded to him in the past 10 years in lieu of cash bonuses: (i) 62,192 Deferred Share Units, which are only redeemable by him upon retirement and which had a value at December 31, 2005 of $3,142,299; (ii) 496,053 Restricted Share Appreciation Units, which are only redeemable by him upon retirement and which had a value at December 31, 2005 of $12,101,597; and (iii) 1,242,995 options and warrants of the Corporation, which are predominantly fully vested, and had an in-the-money value at December 31, 2005 of $41,557,278. The Deferred and Restricted Share Units are accrued in the accounts of the Corporation and the Corporation hedges these awards by acquiring interests in an equivalent number of shares to avoid shareholder dilution.
Separate from any compensation arrangements, but relevant to the extent it aligns Mr. Flatt’s interests with shareholders, Mr. Flatt also owned directly and indirectly 4,775,428 Class A Limited Voting Shares of the Corporation as at March 1, 2006.
On behalf of the Compensation Committee,
P. Lind — Chairman                          L.M. Liebman                          G.W.F. McCain                          G.S. Taylor
Performance Graph
The following shows the cumulative total shareholder return (assuming reinvestment of dividends) over the last five fiscal years, in comparison with the cumulative total return of the TSX 300 Index:
Five-Year Cumulative Total Return on $100 Investment Assuming Dividends are Reinvested
December 31, 2000 — December 31, 2005

	December 31
	2000	2001	2002	2003	2004	2005

Brookfield Asset Management Inc.	100.0	136.0	154.8	199.6	331.5	456.9

S&P/TSX Composite Total Return Index	100.0	87.4	76.6	97.0	111.1	137.9

Summary Compensation of Named Executive Officers
The table that follows sets out the compensation paid to the Corporation’s Chief Executive Officer and the other four Named Executive Officers for the years ended December 31, 2005, 2004 and 2003. The Corporation’s Named Executive Officers are all remunerated in Canadian dollars. However, in order to provide for comparability with the Corporation’s financial statements, which are reported in U.S. dollars, all Canadian dollar compensation amounts in this Circular have been converted to U.S. dollars at an exchange rate of US$1.00 to C$1.21, which was the average exchange rate for 2005, unless otherwise noted. All data on the variable annual compensation awards 2003 have been adjusted to reflect the three-for-two share split in the Corporation’s Class A Limited Voting Shares in June 2004.

			Variable Annual Compensation								Total
Name and		Annual	Cash	Deferred Share				Restricted Share			Annual
Principal Position	Year	Base Salary	Bonus	Units(a)			Options(a)	Appreciation Units		Other	Comp.
		($)	($)	($)	(#)	($)(b)	(#)	($)(c)	(#)	($)(d)	($)

J. Bruce Flatt(e)	2005	289,256	—	309,917	6,106	1,053,720	150,000	—	—	22,442	1,675,335
Managing Partner	2004	289,256	—	165,284	4,353	247,925	60,000	247,925	120,000	21,640	972,030
and CEO	2003	289,256	—	—	—	247,925	92,213	247,925	201,053	5,309	790,415

George E. Myhal	2005	280,991	—	309,917	6,106	351,240	50,000	—	—	22,149	964,297
Managing Partner	2004	280,991	—	165,284	4,353	247,925	60,000	247,925	120,000	21,442	963,567
and COO	2003	268,595	—	—	—	247,925	92,213	247,925	201,053	5,309	769,754

Brian D. Lawson	2005	280,991	—	309,917	6,106	351,240	50,000	—	—	22,149	964,297
Managing Partner	2004	280,991	—	165,284	4,353	247,925	60,000	247,925	120,000	21,442	963,567
and CFO	2003	268,595	—	—	—	247,925	92,213	247,925	201,053	5,309	769,754

Jeffrey M. Blidner	2005	280,991	—	309,917	6,106	351,240	50,000	—	—	22,149	964,297
Managing Partner	2004	280,991	—	165,284	4,353	247,925	60,000	247,925	120,000	21,442	963,567
	2003	268,595	—	—	—	247,925	92,213	247,925	201,053	5,309	769,754

Samuel J.B. Pollock	2005	280,991	—	309,917	6,106	351,240	50,000	—	—	23,388	965,536
Managing Partner	2004	280,991	—	165,284	4,353	247,925	60,000	247,925	120,000	21,442	963,567
	2003	268,595	—	—	—	247,925	92,213	247,925	201,053	5,309	769,754

(a)	The Deferred Share Unit and option awards shown as awards for 2005 were granted on February 14, 2006. The options granted at this date are exercisable at a price of $50.76 (C$61.42) per share.

(b)	These amounts represent the value of the options issued on the date of grant derived by application of the Black-Scholes option pricing model, discounted by 25% to reflect the five-year vesting and one-year holding provisions of the Corporation’s Management Share Option Plan.

(c)	These amounts represent the notional value of Restricted Share Appreciation Units taking into account downside risk assumed, five-year vesting provisions and ability to realize gains only upon cessation of employment.

(d)	These amounts represent taxable benefits for parking, medical and life insurance benefits, and annual retirement savings contributions.

(e)	Mr. Flatt’s option award for 2005 includes a special allotment of 100,000 options valued at $702,480, as more fully described under “Chief Executive Officer Compensation” on page 13 of this Circular.
The following table sets forth for each Named Executive Officer the total number of Class A Limited Voting Shares of the Corporation owned directly and indirectly as at March 1, 2006 as well as the number of Deferred Share Units and Restricted Share Appreciation Units held by the executive at that date, including the awards granted in February 2006.

	Class A Limited	Deferred Share	Restricted Share
	Voting Shares Held(a)	Units Held	Appreciation Units Held	Total
	(#)	(#)	(#)	(#)

J. Bruce Flatt	4,775,428	68,468	496,053	5,339,949
George E. Myhal(b)	3,029,518	117,873	446,053	3,593,444
Brian D. Lawson	1,751,802	97,420	446,053	2,295,275
Jeffrey M. Blidner(c)	1,141,388	44,534	421,053	1,606,975
Samuel J. B. Pollock	1,781,194	83,556	421,053	2,285,813

(a)	Includes proportionate share of Class A Limited Voting Shares held indirectly through Partners Limited. (See also “Principal Holders of Voting Shares” on page 3 of this Circular.)

(b)	Mr. Myhal also owns directly 30,046 Class A Preference Shares Series 2 of the Corporation.

(c)	Mr. Blidner also owns directly and indirectly 29,728 Class A Preference Shares Series 2 of the Corporation.
Further information on the options, warrants, Deferred Share Units and Restricted Share Appreciation Units held by the five Named Executive Officers follows.

Options and Warrants
The following table shows the most recent grant of options to purchase Class A Limited Voting Shares to Named Executive Officers for 2005. These options were approved on February 9, 2006 and granted on February 14, 2006.
Options Granted on February 14, 2006

		Allotment	% of Total Options
	Class A Share	Value	Granted to Employees	Exercise Price	Market Value of Securities
	Options Granted	of Award(a)	of the Corporation	per Option	Underlying Options (b)
	(#)	($)	for 2005	($)	($/Security)	Expiry Date

J. Bruce Flatt(c)	150,000	1,053,720	8.1%	50.76	50.76	February 14, 2016
George E. Myhal	50,000	351,240	2.7%	50.76	50.76	February 14, 2016
Brian D. Lawson	50,000	351,240	2.7%	50.76	50.76	February 14, 2016
Jeffrey M. Blidner	50,000	351,240	2.7%	50.76	50.76	February 14, 2016
Samuel J. B. Pollock	50,000	351,240	2.7%	50.76	50.76	February 14, 2016

(a)	Based on the value of the options issued on the date of grant derived by application of the Black-Scholes option pricing model, discounted by 25% to reflect the five-year vesting and one-year holding provisions of the Corporation’s Management Share Option Plan.

(b)	Based on the closing price of a Class A Limited Voting Share on the Toronto Stock Exchange on February 13, 2006 of $50.76 (C$61.42).

(c)	Mr. Flatt’s option award for 2005 includes a special allotment of 100,000 options valued at $702,480, as more fully described under “Chief Executive Officer Compensation” on page 13 of this Circular.
The following table sets forth options exercised during the fiscal year ended December 31, 2005 and the number and value of the unexercised options and warrants as at March 1, 2006 for the Named Executive Officers.
Aggregate Options Exercised during the Most Recently Completed Financial Year and Option Values at March 1, 2006

			Unexercised		In-the-Money Value of Unexercised
	Securities Acquired	Aggregate	Options and Warrants		Options and Warrants
	on Exercise	Value Realized	at March 1, 2006 (a)		at March 1, 2006 (a,b)
	During 2005	During 2005	Exercisable	Unexercisable	Exercisable	Unexercisable
Named Executive Officer	(#)	($)	(#)	(#)	($)	($)

J. Bruce Flatt
— Options (c)	—	—	629,385	302,828	25,331,263	4,407,553
— Warrants (d)	—	—	460,782	—	17,542,052	—

George E. Myhal
— Options	44,643	1,616,346	526,242	201,328	21,052,029	4,183,360
— Warrants (d)	—	—	291,300	—	11,353,000	—

Brian D. Lawson
— Options	—	—	465,885	201,328	18,502,693	4,183,360
— Warrants (d)	—	—	149,850	—	5,704,816	—

Jeffrey M. Blidner
— Options	—	—	435,885	201,328	5,915,193	4,183,360

Samuel J.B. Pollock
— Options	—	—	173,385	201,328	17,263,877	4,183,360

(a)	These amounts include the most recent options granted to the Named Executive Officers on February 14, 2006.

(b)	The “in-the-money” value is the amount by which the market value of the Class A Limited Voting Shares under option or warrant at the date shown exceeded the exercise price of the options or warrants. The closing price of the Corporation’s Class A Limited Voting Shares on the Toronto Stock Exchange on March 1, 2006 was $55.26 (C$63.00 converted into U.S. dollars at the noon exchange rate on that day of US$1.00 = C$1.14).

(c)	Mr. Flatt also holds 250,000 options to acquire common shares of Brookfield Properties Corporation issued to him during his tenure as the President and CEO of that company, prior to his appointment as Managing Partner and CEO of the Corporation. These options are treated in accordance with the Management Share Option Plan of Brookfield Properties Corporation.

(d)	Class A Limited Voting Share warrants purchased for value by executives during 1998 and expiring in 2008.

Deferred Share Units
The following table sets forth the Deferred Share Units awarded to Named Executive Officers for the year ended December 31, 2005 as part of their annual Variable Incentive Plan awards, and the total number owned and their value as at March 1, 2006. The Deferred Share Units shown as awarded for the year ended December 31, 2005 were approved on February 9, 2006 and granted on February 14, 2006.

	Deferred Share Units Awarded
	for the Year Ended December 31, 2005			Total Deferred Share Units Owned
				Number of Units Owned		Market Value of Units
		Allotment	Allotment Value	at March 1, 2006		at March 1, 2006 (b)
		Price per Unit(a)	of Award	Vested	Not Vested	Vested	Not Vested
	(#)	($)	($)	(#)	(#)	($)	($)

J. Bruce Flatt	6,105.5	50.76	309,917	32,443	36,025	1,792,899	1,990,849
George E. Myhal	6,105.5	50.76	309,917	76,104	41,769	4,205,753	2,308,298
Brian D. Lawson	6,105.5	50.76	309,917	66,211	31,209	3,659,033	1,724,725
Jeffrey M. Blidner	6,105.5	50.76	309,917	25,539	18,995	1,411,383	1,049,706
Samuel J. B. Pollock	6,105.5	50.76	309,917	60,665	22,891	3,352,557	1,265,011

(a)	Based on the closing price of a Class A Limited Voting Share on the Toronto Stock Exchange on February 13, 2006 of $50.76 (C$61.42).

(b)	The market value of a Deferred Share Unit on March 1, 2006 was $55.26 (C$63.00) based on the closing price of a Class A Limited Voting Share on the Toronto Stock Exchange and the noon exchange rate on that date of US$1.00 = C$1.14.
Restricted Share Appreciation Units
The following table sets forth the total number of Restricted Share Appreciation Units owned by the Named Executive Officers and their value as at March 1, 2006. No Restricted Share Appreciation Units were awarded to the Named Executive Officers for the year ended December 31, 2005.

	Restricted Share Appreciation Units Awarded
	for the Year Ended December 31, 2005			Total Restricted Share Appreciation Units Owned
				Number of Units Owned		In-the-Money Value of Units
		Allotment	Allotment Value	at March 1, 2006		at March 1, 2006 (b)
		Price per Unit(a)	of Award	Vested	Not Vested	Vested	Not Vested
	(#)	($)	($)	(#)	(#)	($)	($)

J. Bruce Flatt	—	—	—	209,421	286,632	5,848,314	6,465,592
George E. Myhal	—	—	—	179,421	266,632	4,828,752	5,785,884
Brian D. Lawson	—	—	—	179,421	266,632	4,828,752	5,785,884
Jeffrey M. Blidner	—	—	—	164,421	256,632	4,318,972	5,446,031
Samuel J. B. Pollock	—	—	—	164,421	256,632	4,318,972	5,446,031

(a)	These amounts represent the notional value of Restricted Share Appreciation Units taking into account downside risk assumed, five-year vesting provisions and ability to realize gains only upon cessation of employment.

(b)	The “in-the-money” value is the amount by which the market value of the Class A Limited Voting Shares exceed the allotment price of the Restricted Share Appreciation Units. The closing price of a Class A Limited Voting Shares on the Toronto Stock Exchange on March 1, 2006 was $55.26 (C$63.00) based on the noon exchange rate on that date of US$1.00 = C$1.14.
In addition to the Named Executive Officers, Jack Cockwell, Group Chairman of the Corporation, and Robert Harding, the Corporation’s Chairman, each received the following compensation for 2005. Mr. Cockwell received an annual base salary of $280,991, 6,106 Deferred Share Units and 50,000 options. Mr. Harding received an annual base salary of $280,991 and 13,025 Deferred Share Units.
Security-Based Compensation Arrangements
The Corporation’s Management Share Option Plan (the “Plan”) was established by the board of directors on August 1, 1997, and subsequently amended and approved as required by the Corporation’s shareholders. The purpose of the Plan is to advance the interests of the Corporation in the following ways: (i) providing officers, employees and other eligible persons with additional incentive in lieu of cash remuneration; (ii) encouraging stock ownership by eligible persons; (iii) increasing the proprietary interests of eligible persons in the success of the Corporation; (iv) encouraging eligible persons to remain with the Corporation or its subsidiaries as a result of the vesting provisions; and (v) attracting new officers and employees by remaining competitive in terms of compensation arrangements. The Plan is administered by the board of directors in accordance with the Corporation’s compensation policies and the policies of the Toronto Stock Exchange. The Plan contains two important provisions to further align management’s interests with those of the Corporation’s shareholders and ensure that management is committed to the Corporation over the longer term. First, all option grants vest over a five-year period commencing with the first anniversary of the grant date. Secondly, senior executives are required, on the exercise of an option, to hold, for a minimum of one year, Class A Limited Voting Shares of the Corporation equal in value at the time of exercise to the net after-tax cash realized from the exercise of options granted to the executive after December 31, 2002. The Corporation also has a requirement that each of its Named Executive Officers hold a minimum amount of Class A Limited Voting Shares, including Deferred Share Units, equivalent to five times base salary as described under “Long-Term Share Ownership Plans” on page 12 of this Circular.
The Plan provides for up to 18,000,000 Class A Limited Voting Shares to be issued pursuant to the exercise of options under the Plan. As at March 1, 2006, 4,090,493 Class A Limited Voting Shares had been issued pursuant to the exercise of options under the Plan, leaving a reserve of 13,909,507 Class A Limited Voting Shares for future issues under the Plan. As of that date, options to acquire 12,189,530 Class A Limited Voting Shares have been granted by the Corporation under the Plan but not yet exercised.
Pension and Retirement Benefits
The Corporation’s Named Executive Officers and its other officers do not participate in a registered defined benefit plan or any other post-retirement supplementary compensation plans. Eligible Canadian corporate officers receive an annual contribution from the Corporation to their registered retirement savings plans equal to 4.5% of their annual base salary, subject to the annual RRSP contribution limit established by the Canada Revenue Agency.
PART FOUR – STATEMENT OF CORPORATE GOVERNANCE PRACTICES
Corporate governance relates to the activities of the board of directors who are elected by and are accountable to the shareholders, and takes into account the role of the Corporation’s executive officers who are appointed by the board and who are charged with the ongoing management of the Corporation. The Corporation’s board encourages sound corporate governance practices designed to promote the well being and ongoing development of the Corporation, having always as its ultimate objective the best long-term interests of the Corporation and the enhancement of value for all shareholders. The board also believes that sound corporate governance benefits the Corporation’s employees and the communities in which the Corporation operates. Through its board representatives, the Corporation encourages its operating affiliates to also adopt corporate governance policies appropriate for their particular circumstances.
The board of directors is of the view that the Corporation’s corporate governance policies and practices, outlined below, are comprehensive and consistent with the guidelines for corporate governance adopted by Canadian Securities Regulators. The board is also of the view that these policies and practices are consistent with the requirements of the New York Stock Exchange (“NYSE”) and the applicable provisions under the U.S. Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”).
Board of Directors
Mandate of the Board
Brookfield’s board of directors oversees the management of the Corporation’s affairs directly and through its committees. In doing so, the board acts at all times with a view to the best interests of the Corporation and its shareholders. The responsibilities of the board and each committee of the board are set out in written charters, which are reviewed and approved annually. The board’s charter is set out in full in Schedule B commencing on page 25 of this Circular. These charters are also posted on the Corporation’s web site, www.brookfield.com under “Investor Centre/Corporate Governance.” In fulfilling its mandate, the board is, among other matters, responsible for the following: reviewing the Corporation’s overall business strategies and its annual business plan; reviewing the principal risks of the Corporation’s business to assess whether these risks are within acceptable limits and that appropriate systems are in place to manage these risks; reviewing major strategic initiatives to determine whether the Corporation’s proposed actions accord with shareholder objectives; appointing the Chief Executive Officer and other members of senior management and reviewing succession planning; assessing management’s performance against approved business plans and industry standards; reviewing and approving the reports issued to shareholders, including annual and interim financial statements; promoting the effective operation of the board of directors; and safeguarding shareholders’ equity interests through the optimum utilization of the Corporation’s capital resources, including issuance of debt and equity securities and setting an appropriate dividend policy.
Meetings of the Board
The board of directors meets at least once in each quarter, with additional meetings held when appropriate. The board also meets annually to review and approve the Corporation’s business plan and long-term strategy. In 2005, there were five regularly scheduled meetings, including one meeting to review the Corporation’s long-term strategic plan, and seven special meetings to review specific strategic initiatives. Four regular meetings and one strategy meeting are scheduled for 2006. Meeting frequency and agenda items may change depending on the opportunities or risks faced by the Corporation. The agenda for regularly scheduled board meetings are prepared by the Chief Executive Officer and are reviewed and approved by the Chairman and the Lead Director prior to circulation to the full board.
Size and Composition of the Board
If the Special Resolution to increase the number of directors is approved by shareholders at the meeting, the Corporation’s board will consist of 16 directors. The Corporation considers this to be an appropriate number at this time, given the diversity of its operations and the need for a variety of experiences and backgrounds to provide for an effective and efficient board.
The Corporation has two classes of equity shares outstanding: Class A and Class B Limited Voting Shares. The holders of the Class A Limited Voting Shares are entitled to elect one-half of the board of directors and the holders of the Class B Limited Voting Shares are entitled to elect the other one-half of the board of directors. The Corporation has cumulative voting procedures which entitle shareholders to cumulate their votes in the election of directors.
Independent Directors
The board of directors has a policy that at least a majority of its directors should be independent, in order to ensure that the board’s interests are closely aligned with its shareholders. The board considers a director to be independent if he or she (i) is not a member of management and has not been employed by the Corporation within the past five years; (ii) is not or has not been in the past three years a director, officer or employee of a material service provider to the Corporation or any of its subsidiaries or major affiliates; (iii) is not a director, officer, employee or significant shareholder of an entity that has any other material business relationship with the Corporation, its subsidiaries and major affiliates; and (iv) has no other interest or business, family or other relationship that could reasonably be perceived to interfere with his or her ability to act in the best interests of the Corporation.
For the purposes of determining material business relationships with the Corporation, directors are considered to be independent if sales to, and purchases from, the Corporation total less than 1% of the revenues of the companies they serve as executive officers, and if loans provided by the Corporation to companies they serve as executive officers, and loans received by the Corporation from such companies, constitute less than 1% of the total assets of any such company. Similarly, if a director serves as an officer or director of a charitable organization, the director will be considered unrelated and independent if the Corporation donates less than 1% of that organization’s annual receipts.
The Corporation surveys its directors annually to obtain information necessary to make a determination regarding their independence. Following a review of this information, the Governance and Nominating Committee recommends to the board a specific determination regarding the directors considered to be independent. On this basis, the board considers that 11 of its 16 directors nominated for election, comprising 69% of the board, are independent based on the above criteria. These include all eight directors proposed for election by holders of Class A Limited Voting Shares, namely Marcel Coutu, William Dimma, Lance Liebman, Roy MacLaren, Wallace McCain, Jack Mintz, James Pattison and George Taylor, and three of the eight directors proposed for election by holders of Class B Limited Voting Shares, namely James Blanchard, James Gray and Philip Lind. The board considers that all of these 11 independent directors are also free of any interest in or current or recent relationship with the Corporation’s principal shareholder, Partners Limited, and its shareholders.
The other five directors proposed for election by holders of Class B Limited Voting Shares, namely Jack Cockwell, Trevor Eyton, Bruce Flatt, Robert Harding and David Kerr, are considered to be related directors since they have current or recent interests in or are related to the Corporation or its principal shareholder, Partners Limited. Mr. Flatt is the Chief Executive Officer of the Corporation. Messrs. Cockwell, Flatt, Harding and Kerr are shareholders of Partners.
Interlocking Directorships
None of the Corporation’s independent directors serve together on the boards of directors of other public corporations. Three of the board’s related directors represent the Corporation’s interests on the boards of its main public subsidiaries and associates. In this capacity, Messrs. Cockwell and Flatt sit together on the board of Brookfield Properties Corporation, and Messrs. Cockwell and Harding sit together on the boards of Fraser Papers Inc. and Norbord Inc.
Director Expectations
In February 2005, the board adopted a Charter of Expectations for Directors, which sets out the Corporation’s expectations in regard to personal and professional competencies, share ownership, meeting attendance, conflicts of interest, changes of circumstance and resignation events. Directors are expected to identify in advance any potential conflict of interest regarding a matter coming before the board or its committees, bring these to the attention of the board or committee chairman and refrain from voting on such matters. Directors are also expected to submit their resignations to the Chairman of the Board or Lead Director if they become unable to attend at least 75% of the board’s regularly scheduled meetings or if they become involved in a legal dispute, regulatory or similar proceedings, take on new responsibilities or have other changes in personal or professional circumstances that could adversely impact the Corporation or their ability to serve as director. A copy of this Charter is reviewed annually and is posted on the Corporation’s web site, www.brookfield.com, under “Investor Centre/Corporate Governance.” Further information on director share ownership requirements is set out under “Director Share Ownership Requirements and Compensation” on page 9 of this Circular.
Committees of the Board
The Corporation’s board of directors believes that board committees assist in the effective functioning of the board and help ensure that the views of unrelated and independent directors are effectively represented.
The board has three standing committees: the Audit Committee, the Management Resources and Compensation Committee and the Governance and Nominating Committee. The responsibilities of these three committees are set out in written charters, which are reviewed and approved annually by the board of directors. The Charters of these Committees and the Position Descriptions of their Chairmen can be found on the Corporation’s web site, www.brookfield.com, under “Investor Centre/Corporate Governance.” It is the board’s policy that all members of these three committees must be unrelated and independent directors, as described above. Special committees may be formed from time to time as required to review particular matters or transactions. While the board of directors retains overall responsibility for corporate governance matters, the Audit Committee, the Management Resources and Compensation Committee and the Governance and Nominating Committee each have specific responsibilities for certain aspects of corporate governance, in addition to their other responsibilities as described below.
Audit Committee
The Audit Committee is responsible for monitoring the Corporation’s systems and procedures for financial reporting, risk management and internal controls, reviewing all public disclosure documents and monitoring the performance of the Corporation’s external and internal auditors. The Audit Committee is responsible for reviewing the Corporation’s quarterly and annual financial statements and management’s financial analysis and review of operations prior to their approval by the full board of directors and release to the public. The Audit Committee is also responsible for appointing the Corporation’s external auditors, subject to shareholder approval, and for approving the assignment of any non-audit work to be performed by the external auditors. The Audit Committee meets regularly in private session with the Corporation’s external and internal auditors, without management present, to discuss and review specific issues as appropriate. The Audit Committee met four times in 2005 and once to date in 2006.
In addition to being unrelated and independent directors as described above, all members of the Corporation’s Audit Committee must meet an additional “independence” test under the Sarbanes-Oxley Act, in that their director’s fees must be the only compensation they, or their firms, receive from the Corporation. At March 1, 2006, the Audit Committee was composed of the following four directors, Jack Mintz (Chairman), William Dimma, James Gray and George Taylor, all of whom are unrelated and independent directors in this more restricted sense. The board of directors considers that all four members of the Audit Committee are financially literate, and has designated Mr. Taylor as the Audit Committee’s designated financial expert.
Management Resources and Compensation Committee
The Management Resources and Compensation Committee is responsible for reviewing and reporting to the board on management resource planning, including succession planning and proposed senior management appointments; the job descriptions and annual objectives of its senior executives; the form of executive compensation in general; and the levels of compensation of senior executives. The committee also reviews the performance of senior management against written objectives and reports thereon to the board. The Management Resources and Compensation Committee met three times in 2005 and once to date in 2006.
In February 2003, the board decided to extend the more stringent test of independence described above for Audit Committees to its Management Resources and Compensation Committee, although not required to do so. At March 1, 2006, the Management Resources and Compensation Committee was comprised of the following four directors, Philip Lind (Chairman), Lance Liebman, Wallace McCain and George Taylor, all of whom are unrelated and independent directors in this more restricted sense.
Governance and Nominating Committee
It is the responsibility of the Governance and Nominating Committee, in consultation with the Chairman and Lead Director, to periodically assess the size and composition of the board and its committees; to review the effectiveness of the board’s operations and its relations with management; to assess the performance of the board, its standing committees and individual directors; to review the Corporation’s statement of corporate governance practices; and to review and recommend directors’ compensation.
The Governance and Nominating Committee is also responsible for reviewing the credentials of nominees for election or appointment to the board and for recommending candidates for board membership. To do this, the Governance and Nominating Committee maintains an “evergreen” list of candidates to ensure outstanding candidates with the needed skills can be quickly identified to fill planned or unplanned vacancies. Candidates are assessed in relation to the criteria established by the board to ensure it has the appropriate mix of talents, quality, skills and other board requirements necessary to promote sound governance and an effective board. The Governance and Nominating Committee met twice in 2005 and once to date in 2006.
The Governance and Nominating Committee periodically reviews the performance of the board, board committees and the contribution of individual directors. The board has in place a formal procedure for evaluating the performance of the board, its committees and individual directors, consisting of questionnaires, private interviews by the Chairman and/or Lead Director with each director, and a report from the Corporation’s Chairman and Lead Director to the Governance and Nominating Committee.
At March 1, 2006, the Governance and Nominating Committee was comprised of the following four directors, Roy MacLaren (Chairman), William Dimma, Lance Liebman and Philip Lind, all of whom are independent and unrelated directors.
Board, Committee and Director Evaluation
The board believes that a regular and formal process of evaluation improves the performance of the board as a whole, its committees and individual directors. Each year, a survey is sent to directors regarding the effectiveness of the board and its committees, inviting comments and suggestions on areas for improvement. The results of this survey are reviewed by the Governance and Nominating Committee, which makes recommendations to the board as required. Each director also receives a list of questions for completing a self assessment. The Lead Director and Chairman hold private interviews with each director annually to discuss the operations of the board and its committees and to provide any feedback on his or her performance. The Chairman and Lead Director report on these interviews to the Governance and Nominating Committee as a basis for recommending the directors to be nominated for election at the next annual meeting of shareholders.
Management
The primary responsibility of management is to safeguard the Corporation’s assets and to create wealth for its shareholders. In the event that management’s performance is found to be inadequate, the Corporation’s board of directors has the responsibility to bring about change to enable the Corporation to perform satisfactorily. Brookfield’s governance principles are intended to encourage autonomy and effective decision making on the part of management, while ensuring scrutiny by the board and its committees.
The positions of Chairman of the Board and Chief Executive Officer are separate, and are held by Robert Harding and Bruce Flatt, respectively. As the Corporation’s Chairman is an officer of the Corporation, the board has also appointed an independent Lead Director, who is currently Roy MacLaren, Chairman of the board’s Governance and Nominating Committee. The board has adopted written position descriptions for the Chairman, Chief Executive Officer and Lead Director, which are summarized below, as well as position descriptions for the Group Chairman and the chairmen of its standing committees. These position descriptions are reviewed annually by the board and posted on the Corporation’s web site, www.brookfield.com, under “Investor Centre/Corporate Governance.”
The Chairman manages the business of the board and ensures that the functions identified in its mandate are being carried out effectively by the board and its committees. In addition, the Chairman is responsible for the following functions: preparing the agenda for each board meeting in consultation with the Lead Director and Chief Executive Officer; ensuring directors receive the information required to perform their duties; ensuring an appropriate committee structure and making initial recommendations for committee appointments; in consultation with the Lead Director, ensuring that an appropriate system is in place to evaluate the performance of the board as a whole, its committees and its individual directors; and working with the Chief Executive Officer and senior management of the Corporation to monitor progress on strategic planning, policy implementation and succession planning.
The Lead Director presides over all private sessions of the non-management directors of the board and is responsible for ensuring that matters raised during these meetings are reviewed with the Corporation’s management and acted upon in a timely fashion. The Lead Director consults with the Chairman on the agenda for each board meeting and, in consultation with the Chairman, ensures that an appropriate system is in place to evaluate the performance of the board as a whole, its committees and its individual directors. The Lead Director also acts as a liaison between the independent directors, the Chairman of the board and the Corporation’s other directors.
The Chief Executive Officer of the Corporation provides leadership of the Corporation and, subject to approved policies and direction by the board of directors, manages the business and affairs of the Corporation and oversees the execution of its strategic plan. In addition, the Chief Executive Officer is responsible for the following functions: presenting to the board for approval an annual strategic plan for the Corporation; presenting to the board for approval the capital and operating plans to implement approved strategies on an ongoing basis; acting as the primary spokesman for the Corporation to all stakeholders; presenting to the board for approval an annual assessment of senior management and succession plans; recommending the appointment or termination of any officer of the Corporation other than the Chairman and Group Chairman; and, together with the Chief Financial Officer, ensuring that controls and procedures are in place to ensure the accuracy and integrity of the Corporation’s financial reporting and public disclosures.

Management’s Relationship to the Board
The Corporation’s senior management reports to and is accountable to the board of directors. The Chief Executive Officer of the Corporation, Bruce Flatt, is also a member of the Corporation’s board of directors. At its meetings, the board regularly engages in a private session with the Corporation’s most senior officers without other members of management present. The board also meets independently of all management and related directors at the conclusion of every regularly schedule board meeting, under the leadership of the Lead Director. Four such private sessions were held in 2005.
Management and other related directors do not sit on any of the board’s standing committees. Members of management and other directors attend committee meetings at the invitation of the committee chairmen. The committees also meet independently of all members of management at the conclusion of every regularly scheduled committee meeting.
Management Accountability
The board of directors believes in the importance of developing business plans to ensure the compatibility of shareholder, board and management views on the Corporation’s strategic direction and performance targets, and the effective utilization of shareholder capital. A special meeting of the Corporation’s board is held each year to review the strategic initiatives and annual business plan submitted by senior management. The board’s approval of the annual business plan provides a mandate for senior management to conduct the affairs of the Corporation within the terms of the plan, knowing it has the necessary board support. Material deviations from the plan are reported to and considered by the board.
Board and Committee Information
The information provided by management to directors is considered to be critical to their effectiveness. In addition to the reports presented to the board and its committees at their regular and special meetings, the directors are also kept informed on a timely basis by management of corporate developments and key decisions taken by management in pursuing the Corporation’s strategic plan and the attainment of its objectives. The directors periodically assess the quality, completeness and timeliness of information provided by management to the board. An orientation and education program is provided for new directors. Director dinners are held prior to all regularly scheduled board meetings with senior management present, which provide an opportunity for informal discussion and management presentations on selected topics of interest.
Communication and Disclosure Policies
The Corporation has adopted a Corporate Disclosure Policy which summarizes its policies and practices regarding disclosure of material information to investors, analysts and the media. The purpose of this policy is to ensure that the Corporation’s communications with the investment community are timely, consistent and in compliance with all applicable securities legislation. This Corporate Disclosure Policy is reviewed annually by the board of directors and posted on the Corporation’s web site, www.brookfield.com, under “Investor Centre/Corporate Governance.”
The Corporation endeavours to keep its shareholders informed of its progress through a comprehensive annual report, quarterly interim reports and periodic press releases. It also maintains a web site that provides summary information on the Corporation and ready access to its published reports, press releases, statutory filings and supplementary information provided to analysts and investors. Directors and management meet with the Corporation’s shareholders at the Annual Meeting and are available to respond to questions at that time. Shareholders who wish to contact the Chairman, Lead Director or other board members can do so directly or through the Secretary of the Corporation.
The Corporation also maintains an investor relations program to respond to inquiries in a timely manner. Management meets on a regular basis with investment analysts and financial advisors to ensure that accurate information is available to investors, including quarterly conference calls and web casts to discuss the Corporation’s financial results. The Corporation also endeavours to ensure that the media are kept informed of developments as they occur, and have an opportunity to meet and discuss these developments with the Corporation’s designated spokespersons.
Code of Business Conduct
It has always been the policy of the Corporation that all its activities be conducted with the highest standards of honesty and integrity and in compliance with all legal requirements. In February 2003, the board of directors approved a Code of Business Conduct (the “Code”) for the directors, officers and employees of the Corporation and its wholly-owned subsidiaries. The Code formally sets out standards for behaviour and practice and requires all directors, officers and employees to indicate in writing their familiarity with the Code and their agreement to comply with it. This Code is reviewed annually by the board of directors. It is posted on the Corporation’s web site, www.brookfield.com, under “Investor Centre/Corporate Governance” and filed on SEDAR at www.sedar.com. Compliance with the Code is monitored by the board of directors through its Audit Committee which receives regular reports on any compliance issues from the Corporation’s internal auditor.

PART FIVE – OTHER INFORMATION
Indebtedness of Directors, Executives and Senior Officers
Under Securities Purchase Programs
In response to changing U.S. guidelines on executive loans, the Corporation discontinued granting any further executive loans under its Management Share Purchase Plan (“MSPP”) and its Executive Share Ownership Plan (“ESOP”) effective June 2002. As at March 1, 2006, the aggregate indebtedness (other than “routine indebtedness” under applicable Canadian securities laws) to the Corporation of all directors, officers and employees and former directors, officers and employees of the Corporation, for loans previously made in connection with the purchase of securities of the Corporation or any of its associated companies was $14.9 million, which was reduced from the largest aggregate amount of debt outstanding during the year ended December 31, 2005 of $26.4 million. This indebtedness represents loans made by the Corporation (or its predecessors) to certain of its directors and officers in connection with the purchase of Class A Limited Voting Shares pursuant to the MSPP and loans to executives pursuant to the ESOP prior to June 2002. Under the ESOP, loans were made to executive officers of the Corporation to enable them to own shares designated by the board of directors, excluding shares pledged under the MSPP (the “Designated Shares”). Each loan is evidenced by a promissory note of the executive officer and the Designated Shares are pledged as collateral security for the payment of the note. The loans bear interest, payable on a quarterly basis, at a rate equal to the prime rate of a Canadian chartered bank.
No new loans have been made to directors, officers or employees of the Corporation and its subsidiaries since June 2002. During the first quarter of 2005, three directors and officers of the Corporation repaid the remaining balances of their MSPP and ESOP loans: Jack Cockwell, Bruce Flatt and Robert Harding. The following table sets forth the names of the 10 directors and executive officers of the Corporation and its subsidiaries to whom loans made in respect of the MSPP and the ESOP prior to June 2002 were outstanding during 2005, together with the largest amount outstanding during the fiscal year ended December 31, 2005 and the amount outstanding as at March 1, 2006.

				Largest Amount Outstanding	Amount Outstanding
	Place of	Principal Position		During Year Ended	as at
	Residence	of Borrower	Issuer Company	December 31, 2005 (a,b)	March 1, 2006 (a,b)

Jeffrey M. Blidner	Toronto, Ontario	Managing Partner Brookfield Asset Management Inc.	Brookfield	2,135,425	2,135,425

Jack L. Cockwell	Toronto, Ontario	Group Chairman Brookfield Asset Management Inc.	Brookfield	2,192,982	nil

J. Bruce Flatt	Toronto, Ontario	Chief Executive Officer Brookfield Asset Management Inc.	Brookfield	2,192,982	nil

Harry A. Goldgut	Thornhill, Ontario	Co-Chairman & Chief Executive Officer Brookfield Power Inc.	Brookfield	344,211	344,211

Robert J. Harding	Toronto, Ontario	Chairman Brookfield Asset Management Inc.	Brookfield	1,469,298	nil

Edward C. Kress	Toronto, Ontario	Chairman, Business Advisory Board Brookfield Power Inc.	Brookfield	1,305,910	364,117

Brian D. Lawson	Toronto, Ontario	Chief Financial Officer Brookfield Asset Management Inc.	Brookfield	2,192,982	2,192,982

George E. Myhal	Toronto, Ontario	Chief Operating Officer Brookfield Asset Management Inc.	Brookfield	2,672,843	2,234,246

Samuel J.B. Pollock	Oakville, Ontario	Managing Partner Brookfield Asset Management Inc.	Brookfield	2,628,839	2,628,839

Bruce K. Robertson	Toronto, Ontario	Managing Partner Brookfield Asset Management Inc.	Brookfield	2,239,207	2,239,207

(a)	The security for indebtedness referred to above are Class A Limited Voting Shares of the Corporation, publicly traded securities of associated companies or securities of Partners Limited and its affiliates. (See also “Principal Holders of Voting Shares” on page 3 of this Circular.)

(b)	Loan balances in Canadian dollars have been converted to U.S. dollar amounts at the noon exchange rate on March 1, 2006, which was US$1.00 = C$1.14.

Audit Committee
Additional information on the Audit Committee of the board of directors of the Corporation can be found in the Corporation’s Annual Information Form, which is posted on the Corporation’s web site, www.brookfield.com and filed on SEDAR at www.sedar.com. A copy of this report can also be obtained from the Corporation as set out below under “Availability of Disclosure Documents.”
Directors’ and Officers’ Liability Insurance
The Corporation maintains directors and officers insurance with an annual policy limit of $41,322,314 subject to a corporate deductible of $413,223 per loss. Under this insurance coverage, the Corporation and certain of its associated companies (collectively, the “Organization”) are reimbursed for indemnity payments made to directors or officers as required or permitted by law or under provisions of its by-laws as indemnity for losses, including legal costs arising from acts, errors or omissions committed by directors and officers during the course of their duties as such. This insurance also provides coverage to individual directors and officers without any deductible if they are not indemnified by the Organization. The insurance coverage for directors and officers has certain exclusions including, but not limited to, those acts determined to be deliberately fraudulent or dishonest or to have resulted in personal profit or advantage. The cost of such insurance is borne by the Organization and is currently $115,823 annually.
Interest of Informed Persons in Material Transactions
During the fiscal year ended December 31, 2005, no director, executive officer, senior officer, proposed director, no associate of a director, executive officer, senior officer or proposed director or, to the knowledge of the director, executive officer, senior officer or proposed director of the Corporation after having made reasonable inquiry, no person or company who beneficially owns, directly or indirectly, voting securities of the Corporation carrying more than 10% of the voting rights attached to any class of voting securities of the Corporation outstanding at the date hereof nor any associate or affiliate thereof, had any material interest, direct or indirect, in any material transaction of the Corporation, nor do any such persons have a material interest, direct or indirect, in any proposed material transaction of the Corporation, except as follows. In 2005, two officers of the Corporation, Samuel Pollock and Bruce Robertson, exchanged fully-vested options to acquire 483,000 Class A Limited Voting Shares of the Corporation granted pursuant to the Management Share Option Plan for 346,664 Class A Limited Voting Shares of the Corporation, which these officers are required to hold for three years. This exchange was done at the in-the-money value of the options converted into shares at the time of the exchange, and was intended to increase these officers’ direct ownership of Class A Limited Voting shares and thereby further align their interests with the shareholders of the Corporation.
Availability of Disclosure Documents
The Corporation will provide any person or company, upon request to the Secretary of the Corporation, with a copy of this Circular and: (i) the most recent Annual Information Form of the Corporation, together with a copy of any document or the pertinent pages of any document incorporated therein by reference; (ii) the comparative financial statements of the Corporation for the fiscal year ended December 31, 2005, together with the report of the auditors thereon; (iii) the most recent Annual Report of the Corporation, which includes management’s discussion and analysis of financial condition and results of operations; and (iv) the interim financial statements of the Corporation for the periods subsequent to the end of its fiscal year.
Requests for the above-mentioned disclosure documents can be made to the Corporation by mail at Suite 300, 181 Bay Street, BCE Place, Box 762, Toronto, Ontario, M5J 2T3, by telephone at 416-363-9491, by facsimile at 416-365-9642, or by e-mail at enquiries@brookfield.com. These documents are also available on SEDAR at www.sedar.com.
Other Business
The Corporation knows of no other matter to come before the meeting other than the matters referred to in the accompanying Notice of Meeting.
Directors’ Approval
The contents and sending of this Circular have been approved by the directors of the Corporation.

[Signed],

ALAN V. DEAN
Toronto, Canada	Senior Vice-President
March 17, 2006	and Secretary

SCHEDULE A
SPECIAL RESOLUTION RELATING TO AN INCREASE IN THE NUMBER OF DIRECTORS
BE IT RESOLVED AS A SPECIAL RESOLUTION:
1.	THAT the Articles of the Corporation be amended to increase the number of directors from 14 to 16;

2.	AND THAT any director or officer of the Corporation is hereby authorized and directed for and on behalf of the Corporation to execute and deliver Articles of Amendment, in duplicate, to the Director under the Business Corporations Act (Ontario), in order to give effect to this Special Resolution, and to execute and deliver all such other documents and to do all such acts and things as in the opinion of such director or officer may be necessary or desirable in connection with the foregoing.
SCHEDULE B
CHARTER OF THE BOARD OF DIRECTORS
1.	Role of the Board
The role of the board of directors of the Corporation is to oversee, directly and through its committees, the business and affairs of the Corporation, which are conducted by its officers and employees under the direction of the Chief Executive Officer (“CEO”). In doing so, the board acts at all times with a view to the best interests of the Corporation and its shareholders.
The board is elected by the Corporation’s shareholders to oversee management, with the objective of advancing the best interests of the shareholders by enhancing shareholder value in a manner that recognizes the concerns of other stakeholders in the Corporation, including its employees, suppliers, customers and the communities in which it operates.
2.	Authority and Responsibilities
The board meets regularly to review reports by management on the performance of the Corporation. In addition to the general supervision of management, the board performs the following functions:
a)	strategic planning – overseeing the strategic planning process within the Corporation and, at least annually, reviewing, approving and monitoring the strategic plan for the Corporation including fundamental financial and business strategies and objectives;

b)	risk assessment – assessing the major risks facing the Corporation and reviewing, approving and monitoring the manner of managing those risks;

c)	CEO – developing a position description for the CEO including the corporate objectives that the CEO is responsible for meeting and selecting, evaluating and compensating the CEO;

d)	senior management – overseeing the selection, evaluation and compensation of senior management and monitoring succession planning;

e)	communications and disclosure policy – adopting a communications and disclosure policy for the Corporation, including ensuring the timeliness and integrity of communications to shareholders and establishing suitable mechanisms to receive stakeholder views;

f)	corporate governance – developing the Corporation’s approach to corporate governance, including developing a set of corporate governance principles and guidelines applicable to the Corporation;

g)	internal controls – reviewing and monitoring the controls and procedures within the Corporation to maintain its integrity including its disclosure controls and procedures, and its internal controls and procedures for financial reporting and compliance; and

h)	maintaining integrity – on an ongoing basis, satisfying itself as to the integrity of the CEO and executive officers and that the CEO and other executive officers create a culture of integrity throughout the Corporation, including compliance with its Code of Business Conduct.

3.	Composition and Procedures

a)	Size of board and selection process – The directors of the Corporation are elected each year by the shareholders at the annual meeting of shareholders. The Governance and Nominating Committee recommends to the full board the nominees for election to the board and the board proposes a slate of nominees to the shareholders for election. Any shareholder may propose a nominee for election to the board either by means of a shareholder proposal upon compliance with the requirements prescribed by the Business Corporations Act (Ontario) (“OCBA”) or at the annual meeting. The board also recommends the number of directors on the board to shareholders for approval, subject to OCBA approval. Between annual meetings, the board may appoint directors to serve until the next annual meeting.

b)	Qualifications – Directors should have the highest personal and professional ethics and values and be committed to advancing the best interests of the shareholders of the Corporation. They should possess skills and competencies in areas that are relevant to the Corporation’s activities. A majority of the directors will be independent directors based on the rules and guidelines of applicable stock exchanges and securities regulatory authorities.

c)	Director orientation – The Corporation’s management team is responsible for providing an orientation and education program for new directors.

d)	Meetings – The board has at least four scheduled meetings a year plus one to review the Corporation’s strategic plan. The board is responsible for its agenda. Prior to each board meeting, the CEO discusses agenda items for the meeting with the Chairman of the board and the Lead Director. Materials for each meeting are distributed to the directors in advance of the meetings.

At the conclusion of each regularly scheduled meeting, the independent directors meet without management and related directors present. The directors have appointed a Lead Director to chair these meetings.

e)	Committees – The Board has established the following standing committees to assist the board in discharging its responsibilities: Audit, Governance and Nominating, and Management Resources and Compensation. Special committees are established from time to time to assist the board in connection with specific matters. The chair of each committee reports to the board following meetings of the committee. The terms of reference of each standing committee are reviewed annually by the board.

f)	Evaluation – The Governance and Nominating Committee performs an annual evaluation of the effectiveness of the board as a whole, the committees of the Board and the contributions of individual directors. In addition, each committee assesses its performance annually.

g)	Compensation – The Governance and Nominating Committee recommends to the board the compensation for non-management directors. In reviewing the adequacy and form of compensation, the committee seeks to ensure that the compensation reflects the responsibilities and risks involved in being a director of the Corporation and aligns the interests of the directors with the best interests of the shareholders.

h)	Access to independent advisors – The board and any committee may at any time retain outside financial, legal or other advisors at the expense of the Corporation. Any director may, subject to the approval of the Chairman of the board, retain an outside advisor at the expense of the Corporation.

i)	Charter of expectations – The board has adopted a Charter of Expectations for Directors which specifies the expectations the Corporation places on its directors in terms of professional and personal competencies, performance, behaviour, conflicts of interest and resignation events.

Brookfield Asset Management	Brookfield Asset Management Inc. BCE Place, 181 Bay Street, Suite 300 Toronto, Ontario M5J 2T3	t. 416-363-9491 f. 416-365-9642 www.brookfield.com

Brookfield Asset Management

PROXY	CLASS A LIMITED VOTING SHARES

PROXY, solicited by Management, for the Annual and Special Meeting of Shareholders of Brookfield Asset Management Inc. to be held on Friday, April 28, 2006 at 10:30 a.m., Toronto time, and at all adjournments thereof.
The undersigned holder of Class A Limited Voting Shares of Brookfield Asset Management Inc. (the “Corporation”) hereby appoints ROBERT J. HARDING, or failing him J. BRUCE FLATT, (or in lieu thereof                                                                                 ), as proxy of the undersigned to attend and vote, in respect of all the Class A Limited Voting Shares registered in the name of the undersigned, at the Annual and Special Meeting of Shareholders of the Corporation to be held on Friday, April 28, 2006, and at any adjournments thereof, on the following matters:

1.	Special Resolution to Increase the Number of Directors from 14 to 16 (Mark either (a) or (b))

(a) ☐ FOR the Special Resolution to increase the number of directors; or
(b) ☐ AGAINST the Special Resolution to increase the number of directors.

2.	Election of Directors (Mark either For or Withhold for each of the following eight nominees)

		For	Withhold		For	Withhold
	01 – Marcel R. Coutu	☐	☐	05 – G. Wallace F. McCain	☐	☐
	02 – William A. Dimma	☐	☐	06 – Jack M. Mintz	☐	☐
	03 – Lance M. Liebman	☐	☐	07 – James A. Pattison	☐	☐
	04 – Roy MacLaren	☐	☐	08 – George S. Taylor	☐	☐

3.	Appointment of Auditors (Mark either (a) or (b))

(a) ☐ FOR the appointment of auditors and authorizing the directors to fix the remuneration to be paid to the auditors; or
(b) ☐ WITHHOLD from voting in the appointment of auditors and authorizing the directors to fix the remuneration to be paid to the auditors.
In addition, the undersigned appoints such person as proxy to vote and act as aforesaid upon any amendments or variations to the matters identified in the notice of meeting and on all other matters that may properly come before the meeting. Unless otherwise specified above, the shares represented by this proxy will be voted by the persons whose names are printed above for the Special Resolution to increase the number of directors, for the election as directors of all nominees for election by holders of the Class A Limited Voting Shares and for the appointment of auditors.

Name of Shareholder:

Number of Class A Limited Voting Shares:

	Date:	,	2006

Signature

NOTES:

1.	If this proxy is not dated in the space provided, it will be deemed to be dated as of the date on which it was mailed to you by management of the Corporation.

2.	If the shareholder is an individual, please sign exactly as your shares are registered.

If the shareholder is a corporation, this proxy must be executed by a duly authorized officer or attorney of the shareholder and, if the corporation has a corporate seal, its corporate seal should be affixed. If shares are registered in the name of an executor, administrator or trustee, please sign exactly as the shares are registered. If the shares are registered in the name of the deceased or other shareholder, the shareholder’s name must be printed in the space provided, the proxy must be signed by the legal representative with his/her name printed below his/her signature and evidence of authority to sign on behalf of the shareholder must be attached to this proxy.

In many cases, shares beneficially owned by a holder (a “Non-Registered Holder”) are registered in the name of a securities dealer or broker or other intermediary, or a clearing agency. Non-Registered Holders should, in particular, review the sections entitled “Non-Registered Holders” and “Revocation” in the accompanying Management Information Circular and carefully follow the instructions of their intermediaries.

3.
To be valid, this proxy must be signed and deposited with the Secretary of the Corporation c/o CIBC Mellon Trust, not later than the close of business on Wednesday, April 26, 2006 or, if the meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any adjournment of the meeting: by mail, Attention: Proxy Department, Unit 6, 200 Queens Quay East, Toronto, Ontario, M5A 4K9; by facsimile at 416-368-2502; or by the Internet, as described in the Notice.

4.
A shareholder has the right to appoint a person (who need not be a shareholder) to represent the shareholder at the meeting other than the management representatives designated in this proxy. Such right may be exercised by inserting in the space provided the name of the other person the shareholder wishes to appoint and delivering the completed proxy to the Secretary of the Corporation, as set out above.

5.
Reference is made to the accompanying Management Information Circular for further information regarding completion and use of this proxy and other information pertaining to the meeting, including the right of a shareholder to cumulate his or her votes in the election of directors.

6.
If a share is held by two or more persons, any one of them present or represented by proxy at the meeting may, in the absence of the other or others, vote in respect thereof, but if more than one of them are present or represented by proxy, they shall vote together in respect of each share so held.

7.
The shares represented by this proxy will be voted or withheld from voting in accordance with the instructions of the shareholder on any ballot that may be called for and, if the shareholder specifies a choice with respect to any matter to be acted upon, the shares will be voted accordingly.